UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. ____)

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Genesco Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Company mailed the following letter to the shareholders of the Company.

Dear Fellow Genesco Shareholder, Genesco’s 2026 Annual Meeting is quickly approaching. We are writing to urge you to vote today on the WHITE proxy card “FOR” ONLY Genesco’s nine nominees for election to the Board of Directors. Your Board believes that every one of the nine Genesco nominees is critical to protecting the value of your investment and continuing the successful execution of our strategy. We are asking for your support because a new shareholder, Bradley Radoff, proposes to elect two of his own candidates in place of your Board’s nominees at the Annual Meeting. Your Board believes that its nominees are far more qualified to represent your interests than the individuals nominated by Mr. Radoff – and that electing either of Mr. Radoff’s candidates would place the value of your investment at serious risk. Genesco has actively and thoughtfully refreshed the Board over time with seven of the Board’s nine directors appointed since 2019. Together, all of our directors bring the right expertise and skillsets to oversee the Company’s strategy, operations, and continued execution. Today, Genesco is a focused and well-positioned company, and your Board is confident the Company is on the right path to continue driving value for all shareholders. Don’t let Mr. Radoff’s ambitions to gain representation in the Boardroom derail the strong and growing momentum building across our portfolio. Our Strategy is Working Genesco laid the foundation for growth with our Footwear-Focused strategy, which was designed to meet evolving customer needs and improve our cost structure in response to changes in the retail landscape. Genesco was able to continue this transformation throughout the macroeconomic volatility and uncertainty brought on by the COVID-19 pandemic, and we emerged from that period even stronger, with a clear growth plan for further value creation. We urge you to protect your investment and use the enclosed WHITE proxy card today to vote “FOR” ONLY the Genesco nominees.

Under the oversight of the current Board and leadership team, we have successfully strengthened our brands, modernized our operations, and delivered meaningfully enhanced operational and financial results. We have demonstrated the success of our strategic transformation, including: • Seven consecutive quarters of positive comparable sales growth, reflecting strong consumer demand and improved brand positioning • Significant profitability gains, driven by disciplined execution, improved product assortments, and enhanced customer engagement • Doubling of our e-commerce business since Fiscal 2020, supported by new loyalty programs that now include over 17 million members • Modernized store fleet, including more than 105 next-generation Journeys 4.0 locations as of the end of Fiscal First Quarter 2027, which are delivering a sales lift of more than 25% compared to legacy formats • Strengthened balance sheet and disciplined capital allocation, including the repurchase of 50% of our outstanding shares since the beginning of Fiscal 2020 • Achieved prior cost savings target and launched new $40MM–$50MM cost savings program through Fiscal 2029 CALENDAR YEAR 2023A-2025A CAGR Our growth has consistently exceeded that of our peers across key financial metrics and is a direct result of your Board’s active engagement, the leadership team’s disciplined execution of our strategy, and the underlying strength of our portfolio. NET SALES ADJ. EBITDA ADJ. EPS (2%) (13%) (53%) SELECTED PEERS1 GENESCO 2% 4% 19% Continuing Our Momentum Entering Fiscal 2027, we are evolving our focus through our elevated Footwear First strategy that builds on the gains from the Footwear-Focused strategy and centers our work even more clearly around the customer, while continuing our efforts to reshape our cost structure and position each of our brands for sustainable growth. We have examined each of our brands for ways to build and improve them. Journeys has been a prime example of the success of that approach. At Journeys, since Fiscal 2025, we have introduced new leadership, elevated our product assortment, sharpened our focus on the style-led teen female consumer, and invested in a next-generation store experience. CURATE AND CREATE WINNING PRODUCT ELEVATE DISTINCTIVE BRANDS CREATE EXCEPTIONAL CUSTOMER EXPERIENCES BUILD AMAZING TEAMS We focus on having the right footwear, in the right styles, all the time. We activate brands with unique stories, product, and experiences to be top of mind for our customers. We offer compelling physical and digital environments that drive customers to choose us. We have the capabilities to perform, improve, and deliver results that move us forward. Diversify footwear leadership to lead with her and drive newness, elevating Journeys’ position with global brands and driving ASP growth. Expand Journeys’ appeal to a broader teen audience, increasing TAM by 6-7x, and delivering 750 million impressions through the recent Life Out Loud campaign. Accelerate Journeys 4.0 rollout, converting ~20% of the fleet by the end of Fiscal 2027. Driving digital evolution with improved discoverability within agentic search. Unlocking the power of our people by building stronger retail teams engaged in better selling behaviors that is driving stronger conversion.

Journeys exemplifies how we can transform our brands, and we see meaningful opportunities in our other businesses as well, including schuh which is part of the Journeys Group: is delivering strong momentum, with comparable sales up 7% in the first quarter of Fiscal 2027, supported by product innovation, disciplined pricing, and targeted marketing, including the Peyton Manning campaign. is benefiting from strategic repositioning and assortment refinement, with significant potential ahead as we apply learnings from the Journeys transformation. has streamlined its license portfolio and is preparing for the launch of Wrangler footwear, which represents a compelling longer-term growth opportunity. Thanks to our talented and energized teams, our brands continue to grow stronger each day, and we are confident we can keep scaling this success across the portfolio going forward. Creating Value for All Our Shareholders As we implement our strategy, our priority has remained the same: creating sustainable, long-term value for all Genesco shareholders. Genesco’s total shareholder return over the past twelve months and the last two- and three year periods significantly outperformed both selected peers and the Russell 2000. The below numbers speak for themselves. Our strategy is working, and our performance is outpacing both the broader market and our peers in the footwear retail landscape. We will continue to capitalize on the opportunities ahead to drive even more value for our shareholders as we implement our Footwear First strategic growth drivers. TOTAL SHAREHOLDER RETURN (TSR)1 1-YEAR (LTM) 96% 38% 2-YEAR 68% 7% TOTAL SHAREHOLDER RETURN (TSR)1 1-YEAR (LTM) 96% 38% 7% GENESCO 2-YEAR 68% 48% (26%) RUSSELL 2000 SELECTED PEERS 3-YEAR 104% 63% (16%) Bradley Radoff’s Nominees Would Jeopardize Genesco’s Progress and the Value of Your Investment This is not the time to disrupt the Board or the strategy that is delivering strong results. Our Board members have deep and specialized expertise across areas such as retail, consumer brands, finance, digital, government and regulatory affairs, and strategic transformation, which are necessary to oversee the strategic and operational direction of the Company and drive long-term value. We are on the right track to keep driving sustained shareholder value creation, and we ask for your support to continue the important work we have underway. We urge you to vote your shares on the WHITE proxy card “FOR” ONLY Genesco’s nine director nominees at Genesco’s 2026 Annual Meeting. After interviewing and careful evaluation, we believe that Mr. Radoff’s two candidates lack the necessary experience and qualifications to represent your interests at this critical juncture and that electing either of his nominees would stall the ongoing execution of our value-creating strategy and harm the value of your investment. On behalf of your Board and management team, thank you for your continued support. Sincerely, The Genesco Board of Directors

Forward-Looking Statements. This document includes certain forward-looking statements, which include statements regarding our intent, belief or expectations and all statements other than those made solely with respect to historical fact. Actual results could differ materially from those reflected by the forward-looking statements in this document and a number of factors may adversely affect the forward-looking statements and our future results, liquidity, capital resources or prospects. These include, but are not limited to, adjustments to projections reflected in forward-looking statements, including those resulting from weakness in store, e-commerce and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements and limitations on our ability to adequately staff and operate stores. Differences from expectations could also result from store closures and effects on the business as a result of the level of consumer spending on our merchandise and interest in our brands and in general; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; our ability to pass on price increases to our customers; the imposition of tariffs (including the timing and amount thereof) on products imported by us or our vendors as well as the ability and costs to move production of products in response to tariffs; the amount and timing of any tariff refunds; our ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of pandemics or geopolitical events, including disruptions near crucial trade routes; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; a disruption in shipping or increase in cost of our imported products, and other factors affecting the cost of products; our dependence on third-party vendors and licensors for the products we sell; store closures and effects on the business as a result of civil disturbances; our ability to renew our license agreements; impacts of the ongoing geopolitical conflicts around the world including without limitation, the conflict with Iran; other sources of market weakness in the locations in which we operate; the effectiveness of our omni-channel initiatives; costs associated with shareholder activism; costs associated with changes in minimum wage and overtime requirements; wage pressures; labor shortages; the effects of inflation; the evolving regulatory landscape related to our use of social media; weakness in the consumer economy and retail industry; competition and fashion trends in our markets, including trends with respect to the popularity of casual and dress footwear; any failure to increase sales at our existing stores, given our high fixed expense cost structure, and in our e-commerce businesses; risks related to the potential for terrorist events; changes in buying patterns by significant wholesale customers; changes in consumer preferences; our ability to continue to complete and integrate acquisitions; our ability to expand our business and diversify our product base; impairment of goodwill in connection with acquisitions; payment related risks that could increase our operating cost, expose us to fraud or theft, subject us to potential liability and disrupt our business; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to secure allocations to refine product assortments to address consumer demand; the ability to renew leases in existing stores and control or lower occupancy costs, to open or close stores in the number and on the planned schedule, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; our ability to realize anticipated cost savings, including rent savings; our ability to realize anticipated cost savings in connection with the restructuring of our information technology functions; amount and timing of share repurchases; our ability to make our occupancy costs more variable; our ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of our market value relative to our book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for our shares or for the retail sector in general; costs and reputational harm as a result of disruptions in our business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems or as the result of the restructuring of our information technology functions; risks that our efforts to integrate AI into our business operations may not be successful and could result in reputational harm and /or liability; changes in tax laws and tax rates and our ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; the cost and outcome of litigation, investigations, environmental matters and other disputes that involve us; and other risk factors as set forth in our filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or alter such statements. Important Additional Information and Where to Find It. On June 15, 2026, Genesco filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the 2026 annual meeting of Genesco shareholders (the “2026 Annual Meeting”) and its solicitation of proxies for Genesco’s director nominees and for other matters to be voted on. This document is not a substitute for the Proxy Statement or any other document that Genesco has filed or may file with the SEC in connection with any solicitation by Genesco. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents (including the WHITE proxy card) filed by Genesco with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at VoteGenesco.com.
Non-GAAP EPS Reconciliation Fiscal Year Ended January 31, 2026 Fiscal Year Ended February 1, 2025 In Thousands (except per share amounts) Pretax Net of Tax Per Share Pretax Net of Tax Per Share Earnings (loss) from continuing operations, as reported — $13,276 $1.25 — ($19,512) ($1.80) Gross margin adjustment: Charges related to distribution model transition — — — 1,750 1,345 0.12 Inventory write-down related to exit of licenses 1,253 913 0.09 Total gross margin adjustment 1,253 913 0.09 1,750 1,345 0.12 Asset impairments and other adjustments: Asset impairment charges 737 552 0.05 1,384 1,054 0.09 Store restructuring charges 3,891 2,904 0.27 Costs associated with information technology transformation 2,843 2,086 0.20 Severance 597 435 0.04 1,851 1,426 0.13 Impact of additional dilutive shares 0.03 Total asset impairments and other adjustments 8,068 5,977 0.56 3,235 2,480 0.25 Income tax expense adjustments: Tax impact of share-based awards 743 0.07 588 0.05 One big beautiful bill impact (5,216) (0.49) U.S. valuation allowance 26,243 2.39 Other tax items (322) (0.03) (804) (0.07) Total income tax expense adjustments (4,795) (0.45) 26,027 2.37 Adjusted earnings from continuing operations2, 3 $15,371 $1.45 $10,340 $0.94 Source
1 FactSet as of June 11, 2026. Selected footwear retail peers include CAL, DBI, SHOE and WWW. 2 The adjusted tax rate for Fiscal 2026 and 2025 is 29.9% and 27.7%, respectively. 3 EPS reflects 10.6 million and 11.0 million share count for Fiscal 2026 and 2025, respectively, which includes common stock equivalents in both periods for adjusted earnings from continuing operations. The loss from continuing operations for Fiscal 2025, as reported, excludes common stock equivalents. If you have any questions or need help voting your shares, please call the firm assisting us with the proxy solicitation: (877) 750-2689 (toll-free from the U.S. and Canada) +1 (412) 232-3651 (from other countries) (212) 750-5833 (Banks and Brokers May Call Collect) Protect Your Investment Please vote “FOR” ONLY Genesco’s nine nominees on the WHITE proxy card TODAY!

The following were posted by the Company to VoteGenesco.com.